Exhibit 5.1

[Partridge Snow & Hahn LLP letterhead]

December 12, 2024

Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

Re:    Form 8-K

Ladies and Gentlemen:

We have acted as special counsel to Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Corporation”), in connection with the sale by the Corporation of 1,911,764 shares (the “Shares”) of the Corporation’s Common Stock, par value $0.0625 per share (the “Common Stock”). As part of the offering, the Corporation granted BofA Securities, Inc. (the “Underwriter”) a 30-day option to purchase up to an additional 286,764 shares of Common Stock on the same terms and conditions attached and pursuant to the Underwriting Agreement dated as of December 12, 2024 (the “Underwriting Agreement”), by and among the Corporation, the Bank and the Underwriter.

The Corporation’s shelf registration statement on Form S-3 (File No. 333-274430), registering the offer and sale of certain securities of the Corporation, including the Shares, filed by the Corporation with the Securities and Exchange Commission (the “Commission”) on or before the date of this letter pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, together with all amendments thereto, is referred to herein as the “Registration Statement”, the preliminary prospectus supplement filed by the Corporation pursuant to Rule 424(b) of the Securities Act on December 12, 2024 is herein referred to as the “Preliminary Prospectus,” and the prospectus filed by the Corporation pursuant to Rule 424(b) of the Securities Act on December 13, 2024, including the information as of such time contained in filings with the Commission incorporated by reference, is herein referred to as the “Prospectus.”

We have not been involved in the preparation of the Registration Statement, the Underwriting Agreement, the Preliminary Prospectus, or the Prospectus. We have been retained solely for the purposes of rendering certain opinions pursuant to Rhode Island law.

We have reviewed the Corporation’s charter documents and the corporate proceedings taken by the Corporation as we have deemed appropriate to give the opinions set forth below. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Corporation.

We have relied upon the representations as to factual matters contained or referred to in the certificates and other documents enumerated in this opinion and have assumed the completeness of the information contained in such certificates and other documents. We have made no independent investigation of any factual matters contained in such certificates or other documents or of the completeness of the information contained in such certificates and other documents; however, the attorneys of this firm engaged in the representation of the Corporation have no knowledge of factual information that has led us to conclude that such certificates and other documents contain any untrue statement of material fact or are materially incomplete. To the extent that any certificates and documents are dated earlier than the date hereof, we have assumed that each such certificate and document continues to be accurate to the date hereof, and we have no knowledge of factual information that has led us to conclude to the contrary.

The opinion set forth below is limited to the laws of the State of Rhode Island enacted as of the date hereof (without giving effect to choice of law principles). We express no opinion with respect to compliance with any law, rule or regulation that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly. We express no opinion on any securities laws.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.The Shares have been duly authorized by the Corporation for issuance and sale to the Underwriters pursuant to the Underwriting Agreement and, when delivered and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise the Corporation of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registration Statement, the Preliminary Prospectus, the Prospectus or the Shares.

This opinion is being furnished to you for your submission to the U.S. Securities and Exchange Commission in connection with the filing of the Preliminary Prospectus. We hereby consent to the use and the name of our firm therein in the section entitled “Legal Matters” in the Preliminary Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Partridge Snow & Hahn LLP

By: /s/ Alexandra W. Pezzello
Alexandra W. Pezzello, Partner duly authorized